Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (333-185484) and on Form S-8 (333-16354, 333-174125, 333-181994 and 333-189122), of our report dated February 24, 2016 with respect to the consolidated financial statements and schedules, which appear in Universal Insurance Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the U.S. Securities and Exchange Commission; and to the reference to us as “Experts” in these Registration Statements.

/s/ Plante & Moran, PLLC

Chicago, Illinois

February 24, 2016